Exhibit (a)(5)(E)

PRESS RELEASE

FOR IMMEDIATE RELEASE:

TILMAN J. FERTITTA/LANDRY’S RESPONDS TO ANNOUNCEMENT THAT MCCORMICK & SCHMICK’S WILL CONDUCT A SALE PROCESS

Pleased that Board Has Decided to Put the Company Up For Sale

Withdraws Proxy Contest Seeking to Withhold a Quorum at the Company’s Upcoming 2011 Annual Meeting

Looks Forward to Participating in Sale Process and Commencing Diligence and Negotiations

Houston, TX – May 4, 2011 — Tilman J. Fertitta/Landry’s issued a statement today in response to the recent announcement by McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) (“MSSR” or the “Company”) that the Company’s Board of Directors has decided to put the Company up for sale.

Mr. Fertitta’s statement to MSSR stockholders follows:

“The McCormick & Schmick’s Board has finally relented to the pressure from shareholders and decided to engage in a sale process.  We are pleased to hear and hope that the Board is committed to conducting a process in which all acquisition proposals are fairly evaluated.  The first quarter financial results indicate that the Company is facing a unique set of challenges and continues to struggle despite the economic rebound and improved consumer confidence.  The Board is therefore making the right move by putting the Company up for sale at this time.  We anticipate that the sale process will be successful and will not warrant further shareholder action in the future.”

Mr. Fertitta continued, “In light of the Company’s announcement, there is no need to continue with the proxy solicitation seeking to contest a quorum at the Company’s 2011 Annual Meeting.  The purpose of this solicitation was to allow stockholders to send a message to the Company that the Board should commit to conducting a full and fair sale process.  The Company’s recent announcement indicates that the Board has received this message without us having to resort to this contest.”

Mr. Fertitta concluded, “We will be participating in the sale process and have requested that the Board have its financial advisor, Piper Jaffray & Co., contact us immediately so that we may begin diligence and negotiations without delay.  We hope and expect we will be treated fairly along with any other strategic and financial bidders.  In the meantime, we intend to keep our all-cash $9.25 tender offer open as a means to provide stockholders with the quickest and most direct way to realize full and fair value for their shares.”

Okapi Partners LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to 1-877-285-5990.

IMPORTANT INFORMATION REGARDING THE TENDER OFFER

LSRI Holdings, Inc., a wholly-owned subsidiary of Landry’s Restaurants, Inc, has commenced a tender offer to purchase all of the outstanding shares of common stock of McCormick & Schmick’s Seafood Restaurants, Inc. at $9.25 per share, net to the seller in cash, without interest.  The offer is currently scheduled to expire at 12:00 Midnight, New York City time, on May 31, 2011, unless the offer is extended.

Okapi Partners LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to Okapi Partners LLC.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES.  THE SOLICITATION AND THE OFFER TO BUY MSSR’S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT LANDRY’S HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  THESE MATERIALS MAY BE AMENDED FROM TIME TO TIME.  MSSR STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED  MATERIALS  WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT  WWW.SEC.GOV OR FROM LANDRY’S BY CONTACTING OKAPI PARTNERS LLC AT 1-877-285-5990 (TOLL-FREE FROM THE U.S).